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                                                                   EXHIBIT (5)-1


                               SIERRA PACIFIC RESOURCES
                                    6100 NEIL ROAD
                                  RENO, NEVADA 89511
                                    (702) 834-3600


                                          September 4, 1998

Ladies and Gentlemen:

          I am Senior Vice President, General Counsel and Corporate Secretary of Sierra Pacific Resources, a Nevada corporation ("Sierra Pacific"), and have acted as such in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") to be filed on the date hereof by Sierra Pacific with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed issuance by Sierra Pacific of 78,723,837 shares (the "Shares") of its common stock, par value $1.00 per share, together with the associated stock purchase rights (the "Sierra Pacific Common Stock"), pursuant to the Agreement and Plan of Merger, dated as of April 29, 1998 (the "Merger Agreement"), by and among Nevada Power Company, a Nevada corporation ("Nevada Power"), Sierra Pacific, DESERT Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Sierra Pacific ("DESERT Merger Sub"), and LAKE Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Sierra Pacific ("LAKE Merger Sub"). The Merger Agreement provides for the merger of LAKE Merger Sub with and into Sierra Pacific (the "First Merger"), with Sierra Pacific continuing as the surviving corporation, and for the merger, immediately thereafter, of Nevada Power with and into DESERT Merger Sub (the "Second Merger" and, together with the First Merger, the "Mergers"), with DESERT Merger Sub continuing as a wholly-owned subsidiary of Sierra Pacific. The Registration Statement includes a joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") to be furnished to the stockholders of Nevada Power in connection with their approval of the Merger Agreement and to the stockholders of Sierra Pacific in connection with their approvals of the Merger Agreement, the issuance of Shares pursuant to the Merger Agreement (the "Share Issuance") and the amendment of Sierra Pacific's Amended and Restated Articles of Incorporation (the "Sierra Pacific Charter") to increase the maximum number of authorized shares of Sierra Pacific Common Stock from 90,000,000 to 250,000,000 shares (the "Shares Amendment").

          This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act.

          In connection with rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein, including: (i) the Registration Statement (including the Joint Proxy Statement/Prospectus); (ii) the Sierra Pacific Charter, as currently in effect; (iii) the By-laws of Sierra Pacific, as currently in effect; (iv) the


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Sierra Pacific
September 4, 1998
Page 2

Rights Agreement, dated as of October 13, 1989, as amended, between Sierra Pacific and First Chicago Trust Company of New York, as successor Rights Agent; (v) the Merger Agreement; (vi) resolutions of the Board of Directors of Sierra Pacific relating to the transactions contemplated by the Merger Agreement; (vii) a specimen certificate evidencing the Sierra Pacific Common Stock; and (viii) such other certificates, instruments and documents as I considered necessary or appropriate for the purposes of this opinion.

          In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than Sierra Pacific, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of Sierra Pacific and others.

          For purposes of this opinion, I have assumed that prior to the Share Issuance (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will become effective; (ii) the Merger Agreement and the Shares Amendment will be approved by the affirmative vote of the holders of a majority of the outstanding shares of Sierra Pacific Common Stock; (iii) the Merger Agreement will be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock, par value $1.00 per share, of Nevada Power; (iv) the Share Issuance will be approved by the affirmative vote of the holders of a majority of the votes cast on the Share Issuance; PROVIDED, HOWEVER, that the total number of votes cast on the Share Issuance represents more than 50% of the shares of Sierra Pacific Common Stock entitled to vote thereon; (v) each of the Certificates of Merger which will give effect to the Mergers will be duly filed with the Secretary of State of the State of Nevada; and (vi) the certificates representing the Shares will be manually signed by an authorized officer of the transfer agent for the Sierra Pacific Common Stock and will be registered by the registrar for the Sierra Pacific Common Stock and will conform to the specimen thereof examined by me.

          I am admitted to the bar of the State of Nevada and do not express any opinion as to the laws of any other jurisdiction other than the Nevada General Corporation Law.

          Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

          I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to me under the caption "Legal Matters" in the Joint

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Sierra Pacific
September 4, 1998
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Proxy Statement/Prospectus forming a part of the Registration Statement.  In giving this consent, however, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

                         Very truly yours,

                         /s/ William E. Peterson

                         William E. Peterson